Exhibit 99.1

National Wine & Spirits Announces Completion of Asset Sale and Redemption of Senior Notes

        Indianapolis, Indiana, (December 8, 2006) National Wine & Spirits, Inc. announced today that its subsidiary, NWS-Illinois, LLC (“NWS-Illinois”) had completed the previously announced sale of substantially all of the assets of NWS-Illinois to Glazer’s Distributors of Illinois, a wholly-owned subsidiary of Glazer’s Wholesale Drug Company, Inc. Certain assets were retained, including distribution rights for various beer brands.

        The Company also announced that it was calling for the redemption of all of its 10 1/8% Senior Notes due 2009 with a redemption date of January 23, 2007 and a redemption price of 100% plus accrued and unpaid interest. Formal notice of redemption will be provided to all holders of the Senior Notes by Wells Fargo Bank, N.A., Trustee.

        Indianapolis-based National Wine & Spirits, Inc. is one of the leading distributors of beverage alcohol in the U.S. The Company has a strong portfolio that includes brands from Diageo, Banfi, Constellation Brands, Fortune Brands, Foster’s Wine Estates, Kendall Jackson, Moet Hennessey, Pernod Ricard, and Sebastiani Winery, among others.